UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 5, 2008

Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

000-16844	PECO ENERGY COMPANY (a Pennsylvania corporation) P.O. Box 8699 2301 Market Street Philadelphia, Pennsylvania 19101-8699 (215) 841-4000	23-0970240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.    Entry into a Material Definitive Agreement

On March 5, 2008, the Delaware County Industrial Development Authority (Authority) issued $150 million in aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 2008 Series A (PECO Energy Company Project) (the Bonds). The proceeds from the sale of the Bonds will be applied at the request of PECO Energy Company (PECO), pursuant to the terms of a Pollution Control Facilities Agreement dated as of December 1, 1982, as supplemented and amended (as so supplemented and amended, the Agreement) and used, together with certain other moneys, to refund three series of outstanding bonds of the Authority (collectively, the Prior Bonds). The proceeds of the Prior Bonds were used to refinance a portion of the costs of the acquisition and construction of certain air and water pollution control and sewage or solid waste disposal facilities (the Project Facilities) located at the Eddystone and Cromby electric generating stations (the Stations) located in the Counties of Delaware and Chester, Pennsylvania, respectively. PECO conveyed all right, title and interest in the Stations, including the Project Facilities, to its affiliate, Exelon Generation Company, LLC, in connection with a corporate restructuring of PECO in 2001.

PECO issued a promissory note with respect to the Bonds (the Note) pursuant to which PECO is unconditionally obligated to pay amounts sufficient to provide for payment when due of the principal or redemption price of and interest on the Bonds. To secure its payment obligations under the Agreement and the Note with respect to the Bonds, PECO issued to the Bank of New York Trust Company, N.A. (the Trustee) its First and Refunding Mortgage Bonds, Pollution Control Series N (Delaware County Industrial Development Authority) (the First Mortgage Bonds) in aggregate principal amount equal to the aggregate principal amount of the Bonds. The First Mortgage Bonds are being issued under and are secured by PECO’s First and Refunding Mortgage dated May 1, 1923, as previously amended and supplemented and as further amended and supplemented by the One Hundred and Fifth Supplemental Indenture dated as of February 15, 2008 (as so amended and supplemented, the Mortgage) to U.S. Bank National Association, as successor mortgage trustee (the Mortgage Trustee). The First Mortgage Bonds are secured by the lien of the Mortgage equally and ratably with all series of First and Refunding Mortgage Bonds heretofore issued under the Mortgage and now outstanding and any other First and Refunding Mortgage Bonds to be issued under the Mortgage in the future. The Mortgage is a first lien on substantially all property of PECO now owned or hereafter acquired.

PECO intends to utilize the proceeds from the issuance of the Bonds to retire its three series of auction-rate, tax-exempt bonds at their next auction dates.

See Item 2.03 below for a description of the Bonds, the Note, the First Mortgage Bonds and related agreements.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Bonds were issued in the aggregate principal amount of $150 million and bear interest at the rate of 4% per annum. Interest on the Bonds is payable semiannually on each June 1 and December 1, commencing June 1, 2008. The Bonds will mature on December 1, 2012, subject to redemption prior to maturity. Except under limited circumstances, the Bonds are not subject to optional redemption.

PECO agrees in the Note to make payments to the Trustee corresponding to the principal and interest payments on the Bonds on or prior to the date such payments are due to bondholders. The Note contains provisions for optional and mandatory prepayment of the Note corresponding to the redemption provisions of the Bonds. The Agreement and the Note provide that PECO’s obligation to pay is absolute and unconditional. A copy of the Note is attached hereto as Exhibit 4.2 to this Current Report.

The First Mortgage Bonds correspond to the Bonds in respect of principal amount, interest rate and maturity and contain redemption provisions corresponding to the Bonds. In the event any of the Bonds are purchased by PECO, surrendered by the PECO to the Trustee for cancellation and canceled by the Trustee, the principal amount of the First Mortgage Bonds corresponding in principal amount to the Bonds so purchased, surrendered and canceled will be deemed to have been paid in full. A copy of the Supplemental Indenture, which establishes the terms of the First Mortgage Bonds, is attached hereto as Exhibit 4.1 to this Current Report.

Section 9 – Financial Statements and Exhibits

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
4.1	One Hundred and Fifth Supplemental Indenture dated as of February 15, 2008 from PECO to U.S. Bank National Association, as trustee.

4.2	Pollution Control Note

* * * * *

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) PECO’s 2007 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 19; and (2) other factors discussed in filings with the Securities and Exchange Commission by PECO. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. PECO does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PECO ENERGY COMPANY

/s/ Phillip S. Barnett
Phillip S. Barnett
Senior Vice President and Chief Financial Officer PECO Energy Company

March 5, 2008

EXHIBIT INDEX

Exhibit No.	Description
4.1	One Hundred and Fifth Supplemental Indenture dated as of February 15, 2008 from PECO to U.S. Bank National Association, as trustee.

4.2	Pollution Control Note